New York Tax Exempt Funds Shareholder Report Proxy Voting Results

At a special meeting of shareholders on July 2, 2009, fund shareholders approved the following two proposals:

Proposal 1- Elect trustees for each fund.*

The individuals listed in the table below were elected as trustees for each fund. All trustees with the exception of Messrs. McNabb and Volanakis (both of whom already served as directors of The Vanguard Group, Inc.) served as trustees to the funds prior to the shareholder meeting.

Trustee                       For             Withheld           Percentage For

John J. Brennan         2,762,956,988      159,830,073                   94.5%
Charles D. Ellis        2,742,641,854      180,145,207                   93.8%
Emerson U. Fullwood     2,739,244,245      183,542,816                   93.7%
Rajiv L. Gupta          2,758,556,417      164,230,645                   94.4%
Amy Gutmann             2,749,937,504      172,849,558                   94.1%
JoAnn Heffernan Heisen  2,749,114,473      173,672,588                   94.1%
F. William McNabb III   2,766,758,277      156,028,784                   94.7%
Andre F. Perold         2,767,318,882      155,468,179                   94.7%
Alfred M. Rankin, Jr.   2,769,165,788      153,621,273                   94.7%
Peter F. Volanakis      2,749,161,067      173,625,994                   94.1%

* Results are for all funds within the same trust.

Proposal 2: - Update and standardize the funds' fundamental policies regarding:

(a) Purchasing and selling real estate.
(b) Issuing senior securities.
(c) Borrowing money.
(d) Making loans.
(e) Purchasing and selling commodities.
(f) Concentrating investments in a particular industry or group of industries.
(g) Eliminating outdated fundamental investment policies not required by law.

The revised fundamental policies are clearly stated and simple, yet comprehensive, making oversight and compliance more efficient than under the former policies. The revised fundamental policies will allow the funds to respond more quickly to regulatory and market changes, while avoiding the costs and delays associated with successive shareholder meetings.


          For         Abstain          Against           Broker       Percentage
                                                      Non-Votes              For

NY Tax Exempt Money Market Fund

2a    2,484,393,869  52,242,336     155,212,719     58,579,374            90.3%
2b    2,443,674,247  60,472,940     187,701,738     58,579,374            88.8%
2c    2,422,003,483  53,032,459     216,812,982     58,579,374            88.1%
2d    2,417,765,814  67,038,995     207,044,116     58,579,374            87.9%
2e    2,415,324,253  57,653,912     218,870,760     58,579,374            87.8%
2f    2,485,734,856  53,564,398     152,549,670     58,579,375            90.4%
2g    2,474,237,238  54,922,593     162,689,095     58,579,373            90.0%


NY Long Term Tax Exempt Fund

2a      145,868,056   4,110,373       7,713,672     14,666,662            84.6%
2b      145,395,649   4,503,443       7,793,009     14,666,662            84.4%
2c      141,694,667   4,311,563      11,685,870     14,666,662            82.2%
2d      142,987,991   4,836,720       9,867,391     14,666,661            83.0%
2e      142,245,973   4,071,734      11,374,393     14,666,662            82.5%
2f      143,585,704   5,577,203       8,529,194     14,666,662            83.3%
2g      146,146,573   4,412,492       7,133,036     14,666,662            84.8%